Term Sheet No. 2012—MTNDG0201
Filed Pursuant to Rule 433
Registration Nos. 333-172554 and 333-172554-01

3.70% Synthetic Buy-Write Notes Linked to the Common Stock of Mosaic Company Final Term Sheet February 17, 2012

Issuer:	Citigroup Funding Inc.
Underlying Equity:	Mosaic Company (“MOS”)
Sole Manager:	Citigroup Global Markets Inc.
Offering:	3.70% Synthetic Buy-Write (the “Notes”).
Offering Size:	USD 11,070,870.67
Offering Price:	USD 55.63
Units Issued:	199,009
Trade Date:	February 17, 2012
Issue Date:	February 24, 2012
Valuation Date:	August 17, 2012
Maturity Date:	August 24, 2012
Payment Days:	New York
Coupon:	3.70% per annum payable quarterly (30/360 day count convention)
Coupon Payment Dates:
May 24, 2012; August 24, 2012.

Any coupon payment on the Notes required to be made on a date that is not a Business Day need not be made on that date. A payment may be made on the next succeeding Business Day with the same force and effect as if made on the specified date.

Initial Equity Value:	USD 55.63 to be determined at the close
Final Equity Value:	The closing value of the Underlying Equity on the Valuation Date
Cap Price:	USD 69.5375
Equity Ratio:	1.0 share of the Underlying Equity for each buy-write of USD 55.63 principal amount with any fractional shares to be paid in cash
Payment at Maturity:
For each note of USD 55.63:

(a)   If the Final Equity Value is greater than the Cap Price, then a cash amount equal to the product of the Equity Ratio and the Cap Price.

(b)   If the Final Equity Value is less than the Cap Price, then a cash amount equal to the product of the Equity Ratio and the Final Equity Value, or at the option of the investor, the shares equivalent

Citigroup Funding Inc., the issuer, and Citigroup  Inc., the guarantor,  have filed a registration  statement  (including  a prospectus  supplement and prospectus) with the Securities  and Exchange  Commission  (“SEC”)  for the offering  to which this communication  relates.   Before  you invest,  you  should  read  the  prospectus  supplement  and  prospectus  in that  registration  statement  (File  No.  333-172554)  and  the  other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering.  You may get these documents  for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, you can request the prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Term Sheet No. 2012—MTNDG0201
Filed Pursuant to Rule 433
Registration Nos. 333-172554 and 333-172554-01

3.70% Synthetic Buy-Write Notes Linked to the Common Stock of Mosaic Company Final Term Sheet February 17, 2012

thereof (as calculated by taking the Payment at Maturity divided by the closing price of the Underlying Equity on the Valuation Date).
Form and Denomination:	Registered Medium Term Notes in minimum denominations and minimum increments of USD 55.63.
Cusip / ISIN:	17317U162 / US17317U1622
Calculation Agent:	Citigroup Global Markets Inc.
Listing:	None
Settlement:	DTC
Notice:
The Notes represent obligation of Citigroup Funding Inc. only and do not represent an obligation of or interest in MOS or any of its affiliates. MOS has not authorized, sponsored or consented to the issuance of the Notes.

Citigroup Funding Inc., the issuer, and Citigroup  Inc., the guarantor,  have filed a registration  statement  (including  a prospectus  supplement and prospectus) with the Securities  and Exchange  Commission  (“SEC”)  for the offering  to which this communication  relates.   Before  you invest,  you  should  read  the  prospectus  supplement  and  prospectus  in that  registration  statement  (File  No.  333-172554)  and  the  other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering.  You may get these documents  for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, you can request the prospectus supplement and prospectus by calling toll-free 1-877-858-5407.